Exhibit 99.1


            FACTORY 2-U STORES, INC. ANNOUNCES APPOINTMENT OF INTERIM
                    CEO AND FORMATION OF EXECUTIVE COMMITTEE

     SAN DIEGO, CA, December 10, 2003 - FACTORY 2-U STORES, INC. (Nasdaq: FTUS) today announced that William R. Fields had resigned as CEO, Chairman and a Director of the Company, effective immediately, to pursue retirement.

     In his place, the Company's Board of Directors has established an Executive Committee to manage the day-to-day business affairs of the Company and has appointed Norman G. Plotkin to hold the position of interim CEO. In addition to Mr. Plotkin, the Executive Committee will consist of Douglas C. Felderman, Executive Vice President and Chief Financial Officer; A.J. Nepa, Executive Vice President and General Merchandise Manager; and Melvin C. Redman, Executive Vice President-Operations and Distribution.

     The Company further announced today that Ronald Rashkow will continue in his current role as Lead Director, a position he has held since November 2002, and, in that capacity, assist the Executive Committee with the formulation of the strategic plans for the Company. Mr. Rashkow has been a Director of the Company since February 1997.

         FACTORY 2-U STORES, INC. operates 243 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 32 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

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